Exhibit 10.5
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
          This Second Amendment to Employment Agreement dated December 3, 2007, between Quest Resource Corporation (the “Company”) and Jack T. Collins (“Employee”) is entered this 28th day of August, 2009.
          WHEREAS, the Company and Employee entered into an employment agreement dated December 3, 2007 (the “Employment Agreement”) to memorialize the terms and conditions relating to Employee’s employment with the Company;
          WHEREAS, Section 12 of the Employment Agreement contemplates that the Company will conduct periodic reviews of Employee and his performance and that it may consider possible increases to base annual salary; and
          WHEREAS, the Company and Employee desire to amend the Employment Agreement to provide Employee with an increase in base annual salary and amend the terms of the Employment Agreement such that any future additional increase in base annual salary not be required to be memorialized by an amendment to the Employment Agreement.
     NOW THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:
1.	Compensation—Base Salary. Effective as of August 28, 2009, Section 2(a) is amended to increase the Employee’s annual base salary from $200,000 per year to $230,000 per year. The Company may adjust Employee’s base salary at any time in its sole discretion to reflect Employee’s performance and any such adjustment is not required to be effected pursuant to an amendment to this Employment Agreement.
     In all other respects the Employment Agreement dated December 3, 2007, shall remain in full force.

“Employee”		“Company”

Jack T. Collins		QUEST RESOURCE CORPORATION

By:	/s/ Jack T. Collins	By:	/s/ Jon H. Rateau

Dated: August 28, 2009		Dated August 28, 2009

		Title:	Chairman of the Board